EXHIBIT 7.1

SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
2525 15th Street, Ste. 3H
Denver CO  80211
(303) 480-5037  FAX (303) 480-5038

April 3, 2009

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Navidec Financial Services, Inc.  (The “Company") pursuant to Item 4.02(c) of Form 8-K, as part of the Form 8-K to be filed by the Company on or about April 3, 2009.

We agree with the statements concerning our firm contained in the ninth and tenth paragraphs under Item 4.02(a) of such Form 8-K. We have no basis to agree or disagree with the Company's other comments in the Form 8-K.

Very Truly Yours,

Schumacher & Associates, Inc.